Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Media General, Inc., pertaining to the Media General, Inc. 1995 Long-Term Incentive Plan, of our reports dated January 25, 2006, with respect to the consolidated financial statements of Media General, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 25, 2005, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

November 15, 2006